Exhibit 10.1

THIS PROMISSORY NOTE (“NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO MAKER THAT SUCH REGISTRATION IS NOT REQUIRED.

PROMISSORY NOTE

Dated as of May 2, 2022

Principal Amount: Up to $400,000	Miami Beach, Florida

Bull Horn Holdings Corp., a British Virgin Islands business company (“Maker”), promises to pay to the order of Bull Horn Holdings Sponsor LLC, or its registered assigns or successors in interest (“Payee”) the principal sum of up to Four Hundred Thousand Dollars ($400,000) in lawful money of the United States of America, on the terms and conditions described below.  All payments on this Note shall be made by check or wire transfer of immediately available funds, without setoff or counterclaim, to such account as Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.            Maturity.  The principal balance of this Note shall be due and payable by Maker upon a Repayment Trigger Event (as such term is defined below) (the “Maturity Date”). The principal balance may be prepaid in whole or in part at any time and from time to time prior to the Maturity Date without premium or penalty upon written notice by Maker to Payee. A “Repayment Trigger Event” means the earlier to occur of (i) the consummation of the Business Combination (as such term is defined in the Memorandum and Articles of Association of Maker, as amended) or (ii) the date that the liquidation of the Maker is effective. Under no circumstances shall any individual, including any officer, director, employee or stockholder of Maker, be obligated personally for any obligations or liabilities of Maker hereunder. All amounts due under this Note shall be repaid in cash.

2.            Interest. This Note will be non-interest bearing and unsecured.

3.            Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including reasonable attorneys’ fees, and then to the reduction of the unpaid principal balance of this Note.

4.            Drawdown Payments; Use of Proceeds. On the date of this Note, and one (1) business day prior to the third (3rd) day of each following month until a Repayment Trigger Event, Payee shall remit a payment of $66,667 to Maker or its designee in accordance with the wiring instructions provided by Maker, except that the Payee’s sixth remittance (if applicable) shall be a payment of $66,665; provided that the total amount of payments by Payee hereunder shall not exceed $400,000. Maker hereby represents, warrants and covenants to Payee that the entire principal amount will be used by Maker solely for purposes of making payments pursuant to the Investment Management Trust Agreement dated October 29, 2020, as amended, by and between Maker and Continental Stock Transfer & Trust Company, a New York limited liability trust company (the “Trustee”), for extensions of Maker’s deadline to consummate its Business Combination.

5.            Events of Default. The following shall constitute an event of default (“Event of Default”):

(a)          Failure to Make Required Payments. Failure by Maker to pay any principal amount due pursuant to this Note within five (5) business days of the Maturity Date.

(b)          Breach of Use of Proceeds. Failure by Maker to comply with the provisions of Section 4 of this Note.

(c)       Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(d)           Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

6.            Remedies.

(a)           Upon the occurrence of an Event of Default specified in Section 5(a) or Section 5(b) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable hereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)           Upon the occurrence of an Event of Default specified in Sections 5(c) and 5(d), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

7.            Enforcement Costs. In case any principal of on this Note is not paid when due, Maker shall be liable for all costs of enforcement and collection of this Note incurred by Payee and any other Holders (as defined below), including reasonable attorneys’ fees and expenses.

8.            Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof or any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

9.            Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder. Any failure of Payee to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter. Payee may accept late payments, or partial payments, even though marked “payment in full” or containing words of similar import or other conditions, without waiving any of its rights.

10.            Notices. All notices, statements or other documents which are required or contemplated by this Note shall be made in writing and delivered: (i) personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party or (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party.  Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail. As of the date of this Note, the following addresses are designated for notices: (a) if to Maker, Bull Horn Holdings Corp., 801 S. Pointe Drive, Suite TH-1, Miami Beach, Florida 33139, Attn: Robert Striar, email: rob@mstylemarketing.com; and (b) if to Payee, Bull Horn Holdings Sponsor LLC, 801 S. Pointe Drive, Suite TH-1, Miami Beach, Florida 33139, Attn: Christopher Calise, email: ccalise@bullhornse.com.

11.            Construction; Governing Law; Venue; Waiver of Jury Trial; Etc.  This Note shall be construed and enforced in accordance with the laws of the State of New York, without regard to conflict of law provisions thereof. Maker hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Note, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Note shall affect any right that Payee or any other Holder may otherwise have to bring any action or proceeding relating to this Note against Maker or its properties in the courts of any other jurisdiction. Maker waives personal service of any and all process upon it and consents that all such service of process be made by registered mail directed to Maker at its address set forth in Section 10 or to any other address as may appear in Payee’s or such other Holder’s records as the address of Maker. IN ANY ACTION, SUIT OR PROCEEDING IN RESPECT OF OR ARISING OUT OF THIS NOTE, PAYEE AND MAKER WAIVE TRIAL BY JURY, AND EACH OF MAKER AND PAYEE WAIVES (I) THE RIGHT TO INTERPOSE ANY SET-OFF OR COUNTERCLAIM OF ANY NATURE OR DESCRIPTION, (II) ANY OBJECTION BASED ON FORUM NON CONVENIENS OR VENUE, AND (III) ANY CLAIM FOR CONSEQUENTIAL, PUNITIVE OR SPECIAL DAMAGES.

12.          Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.          Trust Waiver.  Notwithstanding anything herein to the contrary, but subject to the last sentence of this Section 13, Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account (the “Trust Account”) established in which the proceeds of the initial public offering (the “IPO”) conducted by Maker (including the deferred underwriters’ discounts and commissions) and the proceeds of the sale of the warrants issued in a private placement that occurred prior to the closing of the IPO were deposited, as described in greater detail in Maker’s Registration Statement on Form S-1 (File No. 333- 248940) filed with the Securities and Exchange Commission in connection with the IPO (the “Registration Statement”), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account (or distributions therefrom to Maker’s public stockholders) for any reason whatsoever. Notwithstanding the foregoing, Payee does not waive any Claims and does not waive its rights to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for distributions of remaining funds released to Maker from the Trust Account following redemptions or other distributions to Maker’s public stockholders (but shall not seek Claims against Maker’s public stockholders for distributions from the Trust Account released to them).

14.          Entire Agreement; Amendment and Waiver.  This Note supersedes any prior written or oral understanding or agreements between the parties related to the subject matter hereof. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of Maker and Payee. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

15.          Assignment.  This Note binds and is for the benefit of the successors and permitted assigns of Maker and Payee. No assignment or transfer of this Note or any rights or obligations hereunder may be made by any party hereto (by operation of law or otherwise) without the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void; provided, that (i) upon the announcement of a Business Combination or occurrence and during the continuation of an Event of Default, Payee shall have the right to assign this Note in its discretion without the consent of Maker and (ii) Payee shall be permitted to collaterally assign its respective rights under this Note to any lender or lenders providing financing to Payee.

16.       Miscellaneous. The headings set forth in this Note are for convenience of reference only and shall not be used in interpreting this Note. For purposes of this Note, (i) the term “including” (and with correlative meaning “include”) shall be deemed in each case to be followed by the words “without limitation”; and (ii) a “business day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercial banking institutions in New York, New York are generally open for use by customers on such day.

[Signature page follows]

IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

Bull Horn Holdings Corp.

By:	/s/ Chris Calise
Name: Chris Calise
Title: Chief Financial Officer